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                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                           Howmet International Inc.
                                      by
                             HMI Acquisition Corp.
                         a wholly owned subsidiary of
                                  Alcoa Inc.


       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON MONDAY, MAY 15, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                 April 18, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We have been appointed by HMI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation ("Alcoa") to act as Dealer Manager in connection with the Purchaser's offer to purchase all shares of common stock, par value $0.01 per share (the "Shares"), of Howmet International Inc., a Delaware corporation (the "Company"), at a purchase price of $20.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 18, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

  Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  The Offer is conditioned upon, among other things, (i) there being tendered and not withdrawn prior to the expiration of the Offer not less than a majority of the then outstanding Shares, not including Shares held by Cordant Technologies Inc. ("Cordant"), Cordant Technologies Holding Company or any of their affiliates and (ii) Omega Acquisition Corp., a wholly owned subsidiary of Alcoa, purchasing shares of Cordant common stock in its tender offer for all outstanding shares of Cordant common stock filed with the Securities and Exchange Commission on March 20, 2000. (the "Cordant Offer"). The Offer is also subject to the satisfaction of certain other conditions. See Section 15 of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    1. Offer to Purchase dated April 18, 2000;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);
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    3. Notice of Guaranteed Delivery to be used to accept the Offer if Share
  Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  The purpose of the Offer is to facilitate Alcoa's acquisition of the entire equity interest in the Company in conjunction with its acquisition of Cordant. Alcoa intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger with the Purchaser or another direct or indirect wholly owned subsidiary of Alcoa (the "Howmet Merger"). The purpose of the Howmet Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Howmet Merger, each then outstanding Share (other than Shares owned by the Purchaser, Alcoa or any of their subsidiaries (including, following consummation of the Cordant Offer, Cordant and its subsidiaries), Shares held in the treasury of the Company and Shares owned by stockholders who perfect their dissenters' rights under the Delaware General Corporation Law ("DGCL")) would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

  The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 15, 2000, UNLESS THE OFFER IS EXTENDED.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.


                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.
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  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
OR ANY OTHER PERSON AS AN AGENT OF ALCOA, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.